Exhibit 10.2

December 10, 2014

[Name]
3225 Oakmead Village Drive, M/S 1223
P.O. Box 58039
Santa Clara, CA 95052-8039
Re:    Amendment to Retention Bonus and Equity Award Amendments
Dear [First Name]:
This letter is an amendment (the “Amendment”) to the Retention Bonus and Equity Award Amendments letter, dated October 4, 2013, between you and Applied Materials, Inc. (the “Original Agreement” and, together with this Amendment, the “Agreement”). Any capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Original Agreement.
As you know, the strategic combination with Tokyo Electron Limited (the “Transaction”) is a large and highly complex undertaking. Your continued contributions as a part of Applied’s deep and talented leadership team are critical to the Company in order to ensure the successful closing of the Transaction and post-closing planning and integration, while simultaneously leading the continued effective operations of Applied’s business. Applied entered into the Original Agreement with you to recognize your continuing dedication to Applied and provide further incentive for you to remain with Applied through and beyond the Transaction. Applied recognizes that the completion of the Transaction is taking longer than originally anticipated, making it even more important to Applied that you have appropriate incentives to remain with the Company through the Transaction, the post-Transaction integration period and beyond. For that reason, we are offering you the changes to your Original Agreement that are described below. These changes provide additional acceleration of vesting to certain of your Applied equity awards that otherwise are scheduled to vest in 2015, and potentially delay the date on which you may earn the Retention Bonus from March 31, 2015 to December 11, 2015. In order to accept these changes to your Original Agreement, please sign and return this Amendment by the deadline indicated below.

Exhibit 10.2

1.Change to Time-based Equity Awards. The first sentence of the first paragraph of Section 2 of the Original Agreement (“Time-based Equity Awards”) is amended and restated to read in its entirety as follows:

“If the Transaction is completed, all of your then-outstanding and unvested, “time-based” equity awards covering Shares [that were granted prior to September 24, 2013 (the “Time Awards”)][that were granted prior to September 24, 2013 or on November 10, 2013 (together, the “Time Awards”)], will be amended to provide that the unvested Shares subject to the Time Awards that are scheduled to vest during calendar year 2015 will accelerate vesting as of the date three trading days prior to the Expected Closing.”

2.[Retention Bonus. Section 3 (“Retention Bonus”) of the Original Agreement is amended and restated to read in its entirety as follows:

“Regardless of whether the Transaction is completed, you are eligible to receive a lump sum cash retention bonus (the “Retention Bonus”) equal to [___%] of your annual base salary as in effect on the Bonus Date (less applicable taxes and other required withholdings) within thirty (30) days after the Bonus Date (as defined below). You will receive the Retention Bonus only if you remain continuously employed with Applied through the earlier of (i) December 11, 2015, or (ii) the date that is six months after (a) the closing of the Transaction, or (b) the termination of the Transaction without completion (the earlier of these dates is referred to as the “Bonus Date”).”]

3.Full Force and Effect. To the extent not amended hereby, the Original Agreement shall remain in full force and effect.

To accept this Amendment, please date and sign this letter below where indicated and return it to Greg Lawler. If you do not accept this Amendment by December 19, 2014, it will not become effective.
We greatly appreciate your many contributions to Applied and look forward to your continued efforts towards the effective operations of Applied’s business, successful closing of the Transaction and post-closing planning and integration.
Sincerely,

Michael R. Splinter
Executive Chairman of the Board of Directors
Applied Materials, Inc.

Exhibit 10.2

By signing this letter, I acknowledge that I have had the opportunity to review this Amendment carefully with an attorney of my choice; that I have read this Amendment and understand its terms; that I enter into this Amendment knowingly and voluntarily; and that I agree to and accept all of the terms set forth in this Amendment.
Agreed and Accepted:

Dated: ________________________, 2014	[NAME]

___________________________
Schedule of Amendment to Retention Bonus
and Equity Award Amendment Agreements

Name	Date of Agreement	Retention Bonus
Gary E. Dickerson	December 11, 2014	N/A
Randhir Thakur	December 19, 2014	352.5%
Robert J. Halliday	December 17, 2014	352.5%
Thomas F. Larkins	December 19, 2014	315.0%
Ali Salehpour	December 22, 2014	315.0%
Omkaram Nalamasu	December 11, 2014	300.0%